Exhibit 10.4

January 24, 2018

Joseph R. Massaro
[●]

Dear Joe:

Effective January 1, 2018, Aptiv, PLC (hereafter “Aptiv” or the “Company”) intends for your duties and responsibilities to be split between Aptiv Global Operations Limited, the Company’s principal operational company (hereafter “OpCo”), and Aptiv Technologies Limited, the Company’s principal technology management company (hereafter “TechCo”). This arrangement will be reviewed at regular intervals, which are expected to occur at least once every 12 months to ensure the arrangement continues to support business needs.

This letter sets forth the anticipated allocation between these entities and outlines the terms and conditions that govern your assignment. Except as otherwise provided in this letter, your duties, responsibilities, compensation, and benefits remain unchanged.

1.	Title: Senior Vice President and Chief Financial Officer

2.	Legal Employer: Delphi International Services Company, LLC

3.	Principal Place of Employment: Boston, Massachusetts

4.
Allocation of Work Time: Aptiv anticipates that approximately 120 working days per year will be spent working on Company business for OpCo, of which approximately 100 days will be spent working in Dublin, Ireland, with the rest spent at other global locations. Any remaining days will be spent working on TechCo business.

5.
Compensation: Your total annual compensation (including base salary, annual incentive, and long-term incentive) will remain unchanged from the compensation approved by the Compensation and Human Resources Committee of the Board of Directors of Aptiv. You will remain on the U.S. payroll, and will continue to be paid in U.S. dollars, subject to applicable deductions and withholdings.

6.	Allocation of Compensation:
The following compensation has been allocated to your work for OpCo:

•	Allocation of Salary: $300,000 of your annual base salary, subject to any Irish statutory withholding obligations required.

•	Allocation of Annual Incentive Plan (AIP) Awards: $270,000 of your AIP individual target will be allocated to OpCo, subject any Irish statutory withholding obligations required.
Any and all other compensation has been allocated to your work for TechCo.

•	Subject to Change: The allocation of compensation between OpCo and TechCo is subject to change based on future changes in responsibilities and/or compensation.

7.
Benefits: You will remain eligible for all employee benefit plans offered to the Company’s U.S. employees (including but not necessarily limited to the Salaried Health Care Program, the Salaried Life & Disability Benefits Program, the Salaried Retirement Savings Program, and the Salaried Retirement Equalization Savings Program). Unless otherwise legally required, you will not be eligible to receive any Irish benefits.

8.
Travel & Expenses: As your base of employment will be Boston, Massachusetts, all expenses relating to travel (airfare, lodging, meals, etc.) to other locations will be processed in accordance with the Company’s travel and expense policy.

9.	Income Tax:

•	U.S. Income Tax: U.S. federal income taxes will be withheld from your paycheck

•
Ireland Income Tax: Your allocated income will be subject to tax in Ireland based on the number of days you work in Ireland. Irish income tax will be collected through an Irish payroll. Income taxes due to Ireland will result in a reduction of amounts withheld for U.S. federal income taxes though US payroll. You are responsible for any Irish tax liabilities that arise from working in Ireland, however, if working in Ireland results in additional incremental tax, the Company will provide tax equalization (including gross-up) pursuant to the Company’s current tax equalization policy.

•
Tax Preparation: You may choose to retain a tax preparer (at your expense) to prepare your U.S. and/or Ireland tax returns; however, all tax returns must be reviewed by the Company’s selected vendor prior to filing. If you prefer, you have the option of receiving tax preparation services for the U.S. and/or Ireland tax returns from a vendor selected and paid for by Aptiv (the cost of such tax preparation services would be imputed income to you, and would not be grossed up). Should tax equalization be required, the tax vendor designated by Aptiv will prepare the calculation at Aptiv’s expense.

•
Tax Audits: Should you be subject to an income tax audit during which an issue related to this allocation is raised by either U.S. or Ireland authorities, the Company agrees to provide full support for the audit, even if you are no longer employed by the Company at the time of the audit. Likewise, you agree to provide any relevant information to the Company if needed to aid conclusion of any relevant portion of a tax audit.

10.
Governing Law:  This letter will be construed in accordance with and governed by the laws of the State of Michigan, without regard to the choice of law principles thereof.  Any suit, action or other legal proceeding arising out of or relating to this letter shall be brought exclusively in the federal or state courts located in the State of Michigan.

Please confirm your understanding and acceptance of the above terms and conditions by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ Susan M. Suver
Susan M. Suver
Senior Vice President and Chief Human Resources Officer

I hereby confirm my agreement to the above terms and conditions of my assignment.

Signed: /s/ Joseph R. Massaro         Date: January 24, 2018